News Release

CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600
Investor Relations:	Chad Monroe
Phone:	(812) 962-5041

Media Relations:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Sale
of its Fabco Automotive Subsidiary

EVANSVILLE, Ind. – Sept. 26, 2011 – Accuride Corporation (NYSE:  ACW), a leading supplier of components to the commercial vehicle industry, today announced that it has sold its subsidiary Fabco Automotive Corporation (Fabco) to Fabco Holdings Inc. a new company formed and capitalized by Wynnchurch Capital, Ltd. (Wynnchurch) in partnership with Stone River Capital Partners, L.L.C. (SRCP).

Located in Livermore, California, Fabco produces a broad range of Steer Drive Axles, Transfer Cases, Split Shaft Power Take Offs, and other industry leading specialty products for the commercial severe-duty industry.

“Throughout its history, Fabco has consistently engineered and brought to market innovative solution-providing products, establishing it as a well-respected brand name in the severe-duty commercial vehicle industry,” said Rick Dauch, Accuride President and CEO.

“Wynnchurch is excited to have an opportunity to invest in Fabco and provide capital to support the continued growth of the business.  We believe Fabco is an exceptional supplier of heavy duty, all-wheel drive components to the severe-duty vehicle industry.  We look forward to working with Al Sunderland, the President of Fabco, along with the rest of the Fabco team, to implement a growth strategy that will provide comprehensive and responsive solutions for all customers,” said Terry Theodore, Partner of Wynnchurch.

“We are pleased to partner with Wynnchurch in the acquisition of Fabco and look forward to building on the Company’s long and accomplished history of being a preferential supplier to the commercial vehicle marketplace,” commented Guy Boitos, Partner, Stone River Capital Partners.

“Today’s action is a win-win for all parties involved and advances Accuride’s strategic focus on our core wheel-end systems business,” Dauch added.  “We intend to apply proceeds from the sale of Fabco to enhance our operational improvement initiatives and global growth plans.”

BMO Capital Markets acted as the exclusive financial advisor to Accuride on this transaction.

-more-

About Fabco Automotive
Fabco Automotive has the most complete line of integrated all wheel drive transfer case and steerable drive axle systems for Class 6-8 vehicles in the industry.  Since 1918, Fabco has been dedicated to the commercial vehicle industry and its products are based on decades of severe service experience.  To learn more call 800-967-8838 or visit http://www.FabcoAutomotive.com.

About Accuride Corporation
Accuride Corporation is a leading supplier of components to the commercial vehicle industry.  The Company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The Company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, and BrillionTM.  For more information, visit the Company’s website at http://www.accuridecorp.com.

About Wynnchurch Capital
Wynnchurch Capital, headquartered in the Chicago suburb of Rosemont, Illinois with offices in Bloomfield Hills, Michigan, Dallas, Texas, and Toronto, Canada, was founded in 1999 and is a leading middle-market private equity investment firm. Wynnchurch’s strategy is to partner with middle market companies in the United States and Canada which have the potential for substantial growth and profit improvement. Wynnchurch Capital manages a number of private equity funds with capital under management in excess of $1 billion specializing in management buyouts, recapitalizations, corporate carve-outs, restructurings and growth capital. More information about Wynnchurch Capital can be found at: http://www.wynnchurch.com.

About Stone River Capital Partners
Stone River Capital Partners is an advisory and private investment firm based in Birmingham, Michigan that focuses on acquisitions of middle-market businesses.  SRCP customizes transactions to meet the goals of all parties, and prides itself on being supportive partners to management teams.  With extensive backgrounds in management, finance and operations, SRCP seeks to combine its skills with its partner companies to help facilitate their growth.  More information about Stone River Capital Partners can be found at: www.stonerivercap.com.

###